Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Outside Directors Stock Plan, the 2010 Employee Stock Purchase Plan, and the 2003 Employee Long-Term Incentive and Share Award Plan of Delphi Financial Group, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedules of Delphi Financial Group, Inc. and the effectiveness of internal control over financial reporting of Delphi Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/S/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
June 15, 2010